Exhibit (k)(6)

REAL ESTATE ADMINISTRATIVE SERVICES AGREEMENT

THIS REAL ESTATE ADMINISTRATION SERVICES AGREEMENT (the “RE ASA”) made as of                     , 2019 by and between Clarion Partners Real Estate Income Fund Inc. (the “Fund”), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York, through its Alternative Investment Services group (“BNYM-AIS”).

W I T N E S S E T H:

WHEREAS, the Fund is a party to that certain Fund Accounting Services Agreement with The Bank of New York Mellon dated as of January 1, 2018, as amended from time to time (the “FAA”).

WHEREAS, the Fund will invest in certain real estate assets through one or more special purpose vehicles (as designated by the Fund to BNYM-AIS) (“SPVs”), and desires to retain BNYM-AIS to provide the various services described herein with respect to those SPVs and real estate investments, and BNYM-AIS is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this RE ASA, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Authorized Person” shall mean each person, whether or not an officer or employee of the Fund, duly authorized by the Board to give Instructions on behalf of such Fund as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed only in a writing substantially in the form of Exhibit A actually received and acknowledged by BNYM-AIS.

“BNYM” shall mean The Bank of New York Mellon Corporation.

“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Fund’s board of directors.

“Confidential Information” shall have the meaning given in Section 5(o) of this RE ASA.

“Documents” shall mean the documents described in Exhibit B hereto.

“Instructions” shall mean written communications (including signed writings attached to and transmitted by electronic mail) actually received by BNYM-AIS by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNYM-AIS as available for use in connection with the services hereunder from the Fund.

“Investment Advisor” shall mean any entity identified by the Fund to BNYM-AIS as having investment responsibility with respect to the Fund’s investments in real estate assets.

“IRC and Regulations” shall mean the U.S. Internal Revenue Code of 1986, as amended, and related regulations.

“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles.

“Offering Materials” shall mean the Fund’s prospectus, statement of additional information, subscription documents or similar materials with respect to its offering of equity interests in the Fund.

“Organizational Documents” shall mean the Fund’s certificate of incorporation, articles of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, or similar documents of formation or organization, as applicable.

“Shares” shall mean the record and beneficial ownership interests of the Fund offered to Subscribers.

“Subscriber” shall mean a person or entity subscribing to purchase, or already owning, Shares.

2.	Appointment.

The Fund hereby appoints BNYM-AIS for the term of this RE ASA to perform the services described herein with respect to the SPVs and the real estate investments. BNYM-AIS hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

The Fund hereby represents and warrants to BNYM-AIS, which representations and warranties shall be deemed to be continuing, that:

(a)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this RE ASA and to perform its obligations hereunder;

(b)    This RE ASA has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Fund and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

(c)    The Fund, the SPVs, the Fund’s investment manager and the Board are in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

(d)    Each of the Fund and each SPV is conducting its business in compliance in all material respects with all applicable laws and regulations, has made and will continue to make all material and necessary filings including tax filings, and has obtained all material regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this RE ASA;

(e)    The Fund has established and presently maintains, whether directly or indirectly through an agent specifically engaged for such purposes, an anti-money laundering program (the “Program”) reasonably designed to prevent the Fund from being used as a conduit for money laundering or other illicit purposes or the financing of terrorist activities, and is in compliance in all material respects with the Program and all anti-money laundering laws, regulations and rules now or hereafter in effect that are applicable to the Fund; and

(f)    Each person named on Exhibit A hereto is duly authorized by such Fund to be an Authorized Person hereunder and each person has consented and agreed to be named as an Authorized Person.

4.	Certain Duties of the Fund.

(a)    To the extent reasonably requested by BNYM-AIS, the Fund shall be responsible for accurately and timely supplying BNYM-AIS with complete data, financial and other information relating to the Fund in order for BNYM-AIS to provide the services set forth on Schedule I; provided, however, that for the avoidance of doubt, the Fund’s failure to deliver information requisite for BNYM-AIS’s performance of a particular duty hereunder shall not excuse BNYM-AIS’s performance of its other duties under this RE ASA, unless such information is required BNYM-AIS’s performance of such other duties or such other duties are otherwise dependent on the particular duty to which such required information relates.

(b)    The Fund acknowledges that BNYM-AIS is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c)    The Fund acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations (“IRC and Regulations”). The Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in a written agreement, BNYM-AIS and BNYM Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 8966, 1120 or 1120F.

(d)    The Fund acknowledges for itself and its users that certain information provided by BNYM-AIS on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its authorized users. Certain information provided by BNYM-AIS is supplied to BNYM-AIS pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Fund and each SPV, on behalf of itself and its authorized users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNYM-AIS on its websites in any way without the express written permission of BNYM-AIS and the Licensor; provided that each Fund, on behalf of itself and its authorized users, may use Fund information or data without restriction. (Licensor permission to be obtained by BNYM-AIS prior to BNYM-AIS providing its permission.) To the extent the Fund or an SPV uses Yardi Cloud Services (as defined on Exhibit C attached hereto), the Fund and each SPV and their authorized users shall agree to and comply with the terms of the Yardi Cloud Services Terms of Service Addendum set forth on Exhibit C, attached hereto.

(e)    The Fund, on behalf of itself and each SPV, shall provide BNYM-AIS with certified copies of all Organizational Documents of the Fund and all filings relating to the organization of the Fund (excluding any state blue sky or securities law filings) required to be filed by the Fund with an official body or office.

(f)    The Fund, on behalf of itself and each SPV, shall deliver, or cause to be delivered from time to time, to BNYM-AIS the Fund’s or the applicable SPV’s Documents and all amendments thereto, and of such resolutions, votes and other proceedings as may be necessary for BNYM-AIS to perform its duties hereunder. BNYM-AIS shall not be deemed to have notice of any information (other than information supplied by BNYM-AIS) contained in such Documents or materials until they are actually received by BNYM-AIS.

(g)    The Fund shall use its reasonable best efforts to cause its Authorized Persons, Investment Advisor, sub-advisors, distributor, legal counsel, independent accountant, previous administrator (if any) transfer agent (if other than BNYM-AIS), and other service providers utilized by the Fund or the Fund’s affiliates to cooperate with BNYM-AIS and to provide BNYM-AIS, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, in order to enable BNYM-AIS to perform its duties hereunder. Any information, documents, or advice provided by or on behalf of the Fund to BNYM-AIS shall be in a format which is (i) reasonably usable, or (ii) where advance notice has been provided, in a specific format reasonably requested by BNYM-AIS. In connection with its duties hereunder, BNYM-AIS shall be entitled to rely, and shall be held harmless by the Fund and each SPV when acting in reliance upon, such information, advice or documents provided to BNYM-AIS by any of the aforementioned persons. BNYM-AIS shall not be liable for any loss, damage or expense, and shall be excused from its performance of its obligations hereunder, resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNYM-AIS as provided herein. All fees or costs charged by such persons to deliver any information, documents, or advice shall be borne by the Fund or the SPVs.

(h)    The Fund shall treat as confidential the terms and conditions of this RE ASA and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel, (ii) to any other person when required by a court order or legal process, or (iii) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this RE ASA.

(i)    Notwithstanding anything to the contrary in this RE ASA or any Schedule, the Fund agrees that it will be solely responsible for ensuring that the services provided by BNYM-AIS pursuant to this RE ASA are suitable for the Fund’s intended purpose, including without limitation, ensuring and verifying that such services, and the Fund’s use thereof, will comply with any applicable laws, rules or regulations (“Applicable Laws”). The Fund acknowledges and agrees that the services provided by BNYM-AIS pursuant to this RE ASA are not intended to, and do not constitute, the performance of any oversight or supervisory function required by such Applicable Laws. Nothing contained herein, expressed or implied, is intended or shall be construed to confer upon BNYM-AIS any duty or obligation to ensure that the Fund or any related entities are acting in compliance with any Applicable Laws.

(j)    The Fund shall promptly notify BNYM-AIS in writing of any and all legal proceedings or securities investigations filed or commenced against the Fund or the Board.

5.	Duties and Obligations of BNYM-AIS.

(a)    Subject to the direction and control of the Fund and the terms and conditions of this RE ASA, including Schedule I, BNYM-AIS shall provide to the Fund the services with respect to the SPVs set forth in Schedule I.

(b)    Except to the extent otherwise indicated on Schedule I, BNYM-AIS shall not, pursuant to this RE ASA or otherwise, provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Shares, or services normally performed by the Fund’s respective counsel or independent auditors.

(c)    Upon receipt of the Fund’s prior written consent, BNYM-AIS may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, the Fund’s consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, provided that (i) BNYM-AIS shall remain responsible for the actions and omissions of such BNYM Affiliate as if such actions or omissions were taken by BNYM-AIS and (ii) BNYM-AIS shall notify the Fund prior to any such delegation. Notwithstanding the foregoing or anything to the contrary in this RE ASA, BNYM-AIS may subcontract with, hire, engage or otherwise outsource to any BNYM Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM-AIS under this RE ASA (“Outsourcing”) but any such Outsourcing by BNYM-AIS shall not relieve BNYM-AIS of any of its obligations hereunder and BNYM-AIS shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions. For the avoidance of doubt, such Outsourcing by BNYM-AIS to a BNYM Affiliate shall not be considered a delegation under this RE ASA.

(d)    BNYM-AIS shall, as agent for the Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Fund during BNYM-AIS’s normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Fund, or BNYM-AIS, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method. Except as otherwise authorized by the Fund or their agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM-AIS for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Fund.

(e)    All records maintained and preserved by BNYM-AIS in hard copy pursuant to this RE ASA shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Fund and payment of a fee specified by BNYM-AIS, BNYM-AIS shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM-AIS in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Fund shall reimburse BNYM-AIS for its expenses incurred in providing such records.

(f)    The Fund, on behalf of each SPV, or each SPV shall furnish BNYM-AIS with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM-AIS in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the SPVs’ liabilities and expenses. BNYM-AIS shall not be required to include as the Fund’s liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Fund shall have specified to BNYM-AIS the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. Without limiting the generality of the foregoing, and for the avoidance of doubt, the Fund acknowledges and agrees that the Fund or the Fund’s investment manager or sub-adviser shall furnish BNYM-AIS with information relating to the value, including but not limited to the fair value, of securities or other assets (“Manager Marks”) and instruct BNYM-AIS to use such Manager Marks in connection with its provision of the services hereunder and BNYM-AIS shall have no duty, responsibility or obligation to investigate, verify, inquire into or be deemed to make any assurances with respect to the accuracy or completeness of any Manager Marks so provided. BNYM-AIS shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists in connection with its performance of the services. For clarification, with respect to any of the SPVs’ direct or indirect investments in real estate (“Real Estate”), BNYM-AIS shall have no duty or obligation to appraise, value or price such Real Estate; all appraisals, valuation or pricing for Real Estate shall be provided by the Fund or its designee.

(g)    [In the event BNYM-AIS’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM-AIS which BNYM-AIS in its judgment deems reliable, or (ii) prices or values supplied by the Fund or its affiliates or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM-AIS shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNYM-AIS shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described above, even though BNYM-AIS in performing services similar to the services provided pursuant to this RE ASA for others may receive different valuations of the same or different securities of the same issuers. BNYM-AIS, in performing the services required of it under the terms of this RE ASA, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(h)    The Fund may from time to time, subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing to compute the value of the securities or Net Assets in a manner other than specified in the Offering Materials or other instructions or directions from the Fund. By giving such instruction, the Fund shall be deemed to have represented that such instruction or direction is consistent with all applicable laws and regulations.

(i)    BNYM-AIS, in performing the services required of it under the terms of this RE ASA, shall be entitled to rely fully on the accuracy and validity of any and all explanations, information, specifications and documentation furnished to it by an Authorized Person, the Investment Advisor or any Fund’s distributor, legal counsel, independent accountant or other agents and representatives of or on behalf of a Fund or an SPV and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(j)    BNYM-AIS may apply to an Authorized Person of the Fund for Instructions with respect to any matter arising in connection with BNYM-AIS’s performance hereunder, and BNYM-AIS shall not be liable for any action taken or omitted to be taken by it in good faith without bad faith, negligence, willful misfeasance or otherwise from a breach of this RE ASA in accordance with such Instructions. Such application for Instructions may, at the option of BNYM-AIS, set forth in writing any action proposed to be taken or omitted to be taken by BNYM-AIS with respect to its duties or obligations under this RE ASA and the date on and/or after which such action shall be taken, provided that such application shall be provided to the Fund no later than ten (10) business days prior to the date on and/or after which such action is proposed to be taken or omitted to be taken by BNYM-AIS. BNYM-AIS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM-AIS has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(k)    BNYM-AIS may seek advice from legal counsel to the Fund or, at its own expense, its own legal counsel, with respect to any matter arising in connection with this RE ASA, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with the advice or opinion of such counsel, provided that BNYM-AIS at its own expense communicates to the Fund such opinion of counsel to the BNYM-AIS within a reasonable period of time prior to taking the action in question, and provided further, that in the event of a conflict between the Instructions from the Fund and the advice or opinion of such counsel, BNYM-AIS shall notify the Fund of such conflict and the parties shall promptly consult in good faith to reach an agreement on the actions or omissions that are subject to the Fund’s objection.

(l)    The Fund has determined that BNYM-AIS shall not be responsible in any way for the provision of any transfer agency, FATCA or anti-money laundering services to the Fund under this RE ASA. Accordingly, and without limiting the obligations of any BNYM Affiliate, BNYM-AIS shall have no duties or responsibilities whatsoever relating to any anti-money laundering services, including but not limited to Subscriber identification and verification/KYC (including OFAC or similar screening, monitoring and/or reporting), and no covenant or obligation shall be implied against BNYM-AIS in connection with this RE ASA relating thereto.

(m)    BNYM-AIS shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this RE ASA, including Schedule I, or as are otherwise required of BNYM-AIS by laws or regulations applicable to BNYM-AIS, and no covenant or obligation shall be implied against BNYM-AIS in connection with this RE ASA. For the avoidance of doubt, in the event that the Fund or its affiliates utilize service providers in the course of their business, BNYM-AIS shall have no duty to supervise, oversee or manage such service providers or their performance of obligations to the Fund. BNYM-AIS shall have no duty or obligation to contract with or engage any particular service provider either for itself or on behalf of the Fund or its affiliates. To the extent BNYM-AIS is required to enter into any confidentiality or similar agreements with the Fund’s or the Fund affiliate’s service provider, BNYM-AIS shall be fully indemnified for any damages its sustains resulting from a breach or legal action related to such agreement including, but not limited to, attorneys’ fees and litigation costs, except to the extent that such damages arise out of BNYM-AIS’s willful misfeasance, bad faith, negligence or otherwise from a breach of this RE ASA. For the avoidance of doubt, BNYM-AIS shall not have any obligations hereunder with respect to (i) property management, (ii) maintenance or the management/operations of any Real Estate, (iii) the oversight or supervision of such activities, (iv) due diligence or the obtaining of any other information with respect to any tenants of such Real Estate, if any, and (v) monitoring the Fund’s, or an SPV’s, compliance with applicable laws, rules and regulations with respect to any such tenants of Real Estate.

(n)    BNYM-AIS shall have no liability for any taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto with respect to the Fund or any SPV (“Taxes”) or for any withholding or reporting of Taxes.

(o)    BNYM-AIS agrees to treat as confidential information all accounting and Subscriber information and other business records of the Fund, including any information relating to the Fund investment, disclosed to BNYM-AIS in connection with its provision of services pursuant to the terms of this RE ASA (all such information, the “Confidential Information”) and BNYM-AIS shall not disclose the Confidential Information to any other person, except to (i) its employees, BNYM Affiliates, delegees, agents and other service providers to the Fund in connection with BNYM-AIS’s provision of services hereunder, (ii) its and the Fund’s respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure. BNYM-AIS shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNYM Affiliate, delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by the Fund or any Subscriber, or (iii) is otherwise obtained from third parties not known by BNYM-AIS to be bound by a duty of confidentiality. The provisions of this Section 5(o) shall survive the termination of this RE ASA for a period of three (3) years.

(p)    Notwithstanding the foregoing, (i) BNYM-AIS may use information regarding the Fund and each SPV in the connection with certain functions performed on a centralized basis by BNYM-AIS and BNYM Affiliates or its or their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage) and disclose such information, but only for the purpose of servicing the Fund and each SPV in connection with the relationship contemplated by this RE ASA or providing additional services to the Fund, to an SPV and to its or their service providers who are subject to the confidentiality obligations hereunder with respect to such information; and (ii) BNYM-AIS may aggregate Fund or SPV data with similar data of other customers of BNYM-AIS (“Aggregated Data”) and may use Aggregated Data so long as such Aggregated Data represents such a sufficiently large sample that neither the Fund or an SPV can be identified either directly or by inference or implication. In addition, BNYM-AIS may disclose Aggregated Data as required by law or at the request of any governmental or regulatory authority.

(q)    BNYM-AIS will implement and maintain a written information security program (the “Security Program”) that contains appropriate security measures designed to safeguard confidential records and information of the Fund, the SPVs, employees, directors and/or officers, if any, that BNYM-AIS receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account with BNYM-AIS. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

(i)    The Security Program shall have administrative, technical and physical safeguards, appropriate to the type of information concerned, designed: (i) to maintain the security and confidentiality of records and information of the Fund or SPVs; (ii) to protect against anticipated threats or hazards to the security or integrity of such records and information; and (iii) to protect against unauthorized access to or use of such records and information. BNYM-AIS shall develop, implement and maintain, at its sole expense, a system or methodology to audit for compliance with the requirements of the preceding sentence that is consistent with the SOC controls framework. Such safeguards shall include, but shall not be limited to, virus protection, password protection and encryption of data in transmission at a minimum standard of AES 256. BNYM-AIS will provide the Fund with the most recent SOC reports of its systems and methodologies prepared by an independent third party, and will provide executive summaries of its most recent penetration and ethical hack testing of its internet-facing environment relevant to the systems used to provide services under this RE ASA (in the form generally provided by BNYM-AIS to other similarly situated customers of services similar to the services provided under this RE ASA), as conducted by a qualified, independent third party selected by BNYM-AIS. BNYM-AIS shall maintain books and records sufficient to demonstrate its compliance with the terms of this paragraph.

(ii)    Upon reasonable notice to BNYM-AIS, BNYM-AIS will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Fund, once annually and at such other times as the Fund may reasonably request, to review BNYM-AIS’s security controls and any deficiencies identified in the SSAE-18 audit reports, and for BNYM-AIS to review with the Fund the penetration testing results and provide such additional information concerning the penetration tests as BNYM-AIS determines to be prudent. At such meeting, the Fund may view BNYM-AIS’s security-related policies and procedures; however, no documentation may be copied, shared, transmitted or removed from BNYM-AIS’s premises, except as mutually agreed. If the Fund identifies any control deficiencies, BNYM-AIS will discuss these findings with the Fund and if appropriate the parties shall work together to develop a mutually agreeable remediation plan. All nonpublic documentation and information disclosed by BNYM-AIS in accordance with this paragraph shall be deemed proprietary and confidential information of BNYM-AIS. The Fund shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating BNYM-AIS’s security controls, except that the Fund may disclose BNYM-AIS’s SSAE-18 summary to the Fund’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information.

(iii)    In the event of any actual or reasonably suspected (based on BNYM-AIS’s experience) breach of security of its systems resulting in the actual or reasonably suspected (based on BNYM-AIS’s experience, unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the confidential records or information of the Fund or an SPV (each, a “Security Breach”), upon learning of the Security Breach, BNYM-AIS shall promptly notify the Fund of the relevant facts related to such Security Breach then known to BNYM-AIS, and of additional relevant facts promptly after they become known to BNYM-AIS, in the manner provided in Section 19 of this RE ASA and also by sending notice to cybersecurity@leggmason.com and/or such other electronic mail address or addresses as the Fund may specify by written notice to BNYM-AIS. BNYM-AIS shall at its sole cost: (i) promptly investigate such Security Breach; (ii) resolve or mitigate, to the extent possible, the vulnerability that facilitated the Security Breach; (iii) restore any lost or damaged data using generally accepted data restoration techniques; and (iv) conduct a root cause analysis to provide the Fund with a summary of the findings and action taken to prevent recurrence of such Security Breach. If a Security Breach occurs with respect to personal information in the possession or under the control of BNYM-AIS or any of its affiliates, subsidiaries, agents or employees, BNYM-AIS shall be responsible for the Fund’s and each SPVs’ reasonable costs associated with responding to such Security Breach, including the costs of notifying affected individuals.

(iv)    If BNYM-AIS uses any subsidiary or affiliate to perform the duties assigned to BNYM-AIS by this RE ASA, such subsidiary or affiliate shall have appropriate controls in place to meet the objectives of this section, and BNYM-AIS shall exercise oversight of each such subsidiary or affiliate to ensure ongoing compliance with the objectives of this section.

(r)    BNYM-AIS may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occurs as a result of the failure of any such systems, software, and/or databases not caused by BNYM-AIS’s own bad faith, negligence or willful misfeasance. In providing the services hereunder, BNYM-AIS is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM-AIS to be reliable. BNYM-AIS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNYM-AIS hereunder, except to the extent that such vendor is liable to BNYM-AIS for any loss, damage or expense incurred as a result of errors of omissions of the vendor; provided that in the event a vendor is liable to BNYM-AIS, BNYM-AIS’ liability to the

Fund or any SPV shall be limited to the amounts actually received from such vendor (exclusive of costs and expenses incurred by BNYM-AIS); provided further, that such vendor was selected with reasonable care, prudence and due diligence and BNYM-AIS uses reasonable care to perform ongoing due diligence in respect of its selection of any such vendor. No such vendor shall be an agent or delegee of BNYM-AIS hereunder.

(s)    BNYM-AIS shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM-AIS shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption. BNYM-AIS shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM-AIS’s own bad faith, gross negligence or willful misconduct.

6.	Allocation of Expenses.

(a)    [Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this RE ASA shall be paid by the Fund or the SPVs, including but not limited to, organizational costs and costs of maintaining the Fund’s or each SPV’s existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto.

(b)    BNYM-AIS shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses permitted to be procured for the Fund or each SPV by BNYM-AIS pursuant to this RE ASA. BNYM-AIS shall supply supporting expense documentation to the Fund if so requested.

7.	Standard of Care; Indemnification.

(a)    BNYM-AIS shall be obligated to exercise in the performance of its duties hereunder reasonable care, prudence and diligence such as a person having responsibility for the provision of accounting services to SPVs would exercise, to act in good faith and to use commercially reasonable efforts in performing services provided for under this RE ASA (the “Standard of Care”), and except as otherwise provided herein but subject always to Section 8(i) below, BNYM-AIS shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) arising out of BNYM-AIS’s or any BNYM Affiliate’s own bad faith, negligence or willful misconduct or otherwise from a breach of this RE ASA. In no event shall any party to this RE ASA be liable to the other party or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b)    Without limiting the generality of the foregoing, BNYM-AIS shall not be responsible for any loss, damage or expense suffered by the Fund or an SPV arising from any one or more of the following:

(i)    Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM-AIS by any third party described in Section 5 hereof or by, or on behalf of, the Fund or an SPV;

(ii)    Any failure by BNYM-AIS to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation;

(iii)    Any improper use by the Fund or its agents or distributors of any valuations or computations supplied by BNYM-AIS in accordance with its standard of care under this RE ASA; or

(iv)    The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by the Fund, and if the Offering Materials so indicate, the value of Net Assets per Share.

(v)    Any Taxes or for any non-withholding or non-reporting of Taxes.

(vi)    Any taxes, penalties or interest imposed upon BNYM-AIS with respect to the applicable Fund’s withholding, depositing and/or reporting obligations under the IRC and Regulations.

(c)    Notwithstanding any other provision contained in this RE ASA, BNYM-AIS shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (ii) the taxable nature or effect on the Fund of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; or (iii) the effect under any income tax laws of the Fund making or not making any distribution, dividend payment, or election with respect thereto.

(d)    Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument believed by BNYM-AIS to be genuine or reasonably believed by BNYM-AIS to be from an Authorized Person, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e)    BNYM-AIS agrees to indemnify and hold harmless the Fund and each SPV from all taxes, charges, assessments, claims, damages and liabilities, subject to, and in an amount not to exceed the limitation of aggregate liability described in Section 7(i) below, arising from BNYM-AIS’s failure to meet its obligations pursuant to this RE ASA and costs and expenses, including reasonable attorneys’ fees and reasonable disbursements (including those incurred in asserting any claim by an SPV against BNYM-AIS arising from the obligations of BNYM-AIS hereunder) to the extent that such damages arise out of BNYM-AIS’s or its affiliate’s own willful misfeasance, bad faith, negligence or breach of this RE ASA, provided that the Fund and the SPVs shall not be indemnified against any liability (or any expenses incident to such liability) to the extent arising out of the Fund’s or an SPVs’ own willful misfeasance, bad faith, negligence or breach of this RE ASA.

(f)    The Fund and each SPV shall indemnify and hold harmless BNYM-AIS and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund or an SPV), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM-AIS or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM-AIS or any BNYM Affiliate hereunder without bad faith, negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Offering Materials (excluding information provided by BNYM-AIS), (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any opinion of legal counsel for the Fund, an SPV or BNYM-AIS, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this RE ASA; provided, that neither BNYM-AIS nor any BNYM Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its own negligence, bad faith, willful misconduct or otherwise from a breach of this RE ASA. This indemnity shall be a continuing obligation of the Fund, each SPV and their successors and assigns, notwithstanding the termination of this RE ASA.

(g)    Upon the occurrence of any event that causes or may cause any loss, damage or expense to an SPV or the Fund, BNYM-AIS (i) shall reasonably promptly notify the Fund and the SPV of the occurrence of such event and (ii) shall use commercially reasonably efforts and take reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the Fund and the SPV. Upon the occurrence of any event that causes or may cause any loss, damage or expense to BNYM-AIS, the Fund (i) shall reasonably promptly notify BNYM-AIS of the occurrence of such event and (ii) shall use commercially reasonable efforts and take reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to BNYM-AIS.

(h)    In order that the indemnification provisions contained in this section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claims, at its own cost and expense. The party seeking indemnification will cooperate reasonably, at the indemnifying party’s expense, with the indemnifying party in the defense of such claim; provided, however, that the party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent. The indemnifying party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

(i)    Notwithstanding the foregoing or any other provision in this RE ASA or applicable law to the contrary, BNYM-AIS and the Fund each SPV agrees that to the extent that BNYM-AIS or any BNYM Affiliate would otherwise be liable hereunder, in no event shall BNYM-AIS’s aggregate liability under this RE ASA exceed one (1) year’s fees (based on the fees paid by the Fund for the Services provided solely pursuant to this RE ASA during the preceding 12 month period and not, for the avoidance of doubt, fees payable under the FAA); provided, however, that such limitation of liability shall not be applicable to any act of BNYM-AIS involving gross negligence, actual fraud or willful or intentional misconduct.

8.	Compensation.

In consideration of the services to be rendered to the Fund by BNYM-AIS under this RE ASA, the Fund or the SPVs shall pay BNYM-AIS those fees as set forth in writing between the parties.

9.	Term of Agreement.

(a)    This RE ASA shall be effective on the date first written above and shall continue in full force and effect until 11:59:59 PM (Eastern time) on December 31, 2021 (the “Initial Term”). , and shall continue for successive one year periods thereafter (each, a “Renewal Term”), except that the term of this RE ASA may at any time be terminated by either BNYM-AIS giving to the Fund, or the Fund giving to BNYM-AIS, a notice in writing, which date shall be not less than 90 days after the date of the giving of such notice, and the term of this RE ASA shall terminate at 11:59:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable. For purposes of this RE ASA, “Term” shall mean the Initial Term including, if applicable, any Renewal Term.

(b)    Notwithstanding the preceding paragraph (a) of this Section 9, in the event that the BNYM-AIS, the Fund or an SPV (as applicable, a “Defaulting Party”) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein (including, in the case of the BNYM-AIS, through persistent non-material failures to perform its duties or obligations hereunder, the other party (the “Other Party”) shall have given written notice thereof to the Defaulting Party, and such material failure shall not have been remedied to the reasonable satisfaction of the Other Party within thirty (30) days after such written notice is received, then, as applicable, the Fund may terminate this RE ASA by providing thirty (30) days written notice of such termination to BNYM-AIS, or BNYM-AIS may terminate this RE ASA by providing one hundred twenty (120) days written notice of such termination to the Fund. In addition, notwithstanding the preceding sentence, this RE ASA may be terminated by the Fund (i) immediately in the event of an appointment of a conservator or receiver for the BNYM-AIS or any parent of BNYM-AIS by a regulatory agency or court of competent jurisdiction or, (ii) by providing thirty (30) days written notice of such termination to BNYM-AIS in the event that the BNYM-AIS is indicted for a crime, commences any bankruptcy or insolvency proceeding or has such a proceeding initiated against it which is not dismissed within sixty (60) days, or suffers any other material adverse change in its condition, operations or professional reputation that is determined by the Fund in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Fund. Upon termination of the RE ASA pursuant to this paragraph (b) with respect to the Fund or an SPV, the Fund, on behalf of itself or the applicable SPV, shall pay to BNYM-AIS such compensation as shall have accrued to the effective date of such termination.

(c)    The Fund may terminate this RE ASA for any reason provided that (i) the Fund shall be required to provide BNYM-AIS at least sixty (60) days’ notice of the effective date of such termination (the “Termination for Convenience Date”); (ii) on the Termination for Convenience Date, the Fund shall pay BNYM-AIS its compensation due through the Termination for Convenience Date and shall reimburse BNYM-AIS for its reasonable out-of-pocket costs, expenses and disbursements incurred through the Termination for Convenience Date; provided, however, that if the Fund provides less than sixty (60) days’ notice of the Termination for Convenience Date, then on the Termination for Convenience Date the Fund shall pay BNYM-AIS its compensation due through the date occurring sixty (60) days after the date of delivery of such lesser notice (based upon the average compensation previously earned by BNYM-AIS with respect to the Fund or Portfolio for the two (2) calendar months most recently preceding the delivery date of such notice) and shall reimburse BNYM-AIS for its reasonable out-of-pocket costs, expenses and disbursements incurred through the Termination for Convenience Date; and (iii) notwithstanding the foregoing, if the end of the Term (as defined in paragraph (a) of this Section 9) is to occur less than sixty (60) days from the date of notice of termination, the Fund shall provide such lesser notice as may be reasonably practicable, and on the Termination for Convenience Date the applicable Fund shall pay the BNYM-AIS its compensation due through the Termination for Convenience Date and shall reimburse BNYM-AIS for its reasonable out-of-pocket costs, expenses and disbursements incurred through the Termination for Convenience Date.

(d)    This RE ASA is terminable with respect to the Fund without penalty upon expiration or termination of Exhibit C and/or the expiration or termination of the Yardi Agreement (as defined in Exhibit C) and, upon such occurrence, BNYM-AIS agrees to use its reasonable best efforts to provide to the Fund and the SPVs a comparable alternative service to the Yardi Cloud Services (as defined in Exhibit C).

(e)    Notwithstanding any provision of this Section 9 to the contrary, in the event that this RE ASA is terminated in its entirety, the parties agree to continue operating under the terms of this RE ASA as if this RE ASA remained in full force and effect for one year or for such shorter period of time as the parties may mutually agree is necessary for BNYM-AIS to deliver the books and records and any other properties of the Fund or the SPVs held hereunder by BNYM-AIS to a successor provider of accounting services in an orderly manner.

(f)    If the Fund terminates this RE ASA pursuant to paragraph (c) of this Section 9 before the expiration of the Initial Term (an “Early Termination”), at or prior to the effective date of the Early Termination, the Fund shall pay to BNYM-AIS, if terminated prior to the first anniversary of the date first above written, the total fees which would have been payable through such first anniversary if this RE ASA were not terminated (the “Early Termination Fee”). The Fund acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNYM-AIS for the termination of services before the expiration of the Initial Term.

(g)    Upon termination and settlement of all amounts due under this RE ASA, including unpaid compensation due pursuant to Section 8 and amounts due pursuant to Section 9(a), BNYM-AIS shall, at the expense of the Fund, return to the Fund any Confidential Information provided by the Fund or an SPV to BNYM-AIS pursuant to this RE ASA.

10.	Force Majeure.

Neither BNYM-AIS nor the Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this RE ASA arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Fund or BNYM-AIS, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

11.	Amendment.

Except as set forth in the following sentence, this RE ASA may not be amended or modified in any manner except by a written agreement executed by BNYM-AIS and the Fund.

12.	Assignment.

This RE ASA shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this RE ASA shall not be assignable by the Fund or BNYM-AIS without the written consent of the other, except that notwithstanding the foregoing, BNYM-AIS may assign all or any portion of this RE ASA to any BNYM Affiliate, provided that BNYM-AIS shall remain responsible for the actions and omissions of such BNYM Affiliate as if such actions or omissions were taken by BNYM-AIS.

13.	Governing Law; Consent to Jurisdiction.

This RE ASA shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder. THE PARTIES TO THIS RE ASA EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS RE ASA. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS RE ASA MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS RE ASA IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

14.	Severability.

In case any provision in or obligation under this RE ASA shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15.	No Waiver.

Each and every right granted to BNYM-AIS or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM-AIS or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM-AIS or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

16.	Non-Exclusiveness.

No provision of this RE ASA shall prevent BNYM-AIS from offering services similar or identical to those covered by this RE ASA to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by BNYM-AIS in connection with the performance of its duties and obligations under this RE ASA, including those developed in conjunction with the Fund, shall be and remain the property of BNYM-AIS, and BNYM-AIS shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this RE ASA.

17.	Liabilities of the Fund.

The liabilities of the Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this RE ASA with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund. BNYM-AIS may not seek satisfaction of any such debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this RE ASA from the officers, agents, employees, trustees, directors or shareholders of the Fund, and to the extent such trustees or officers are regarded as entering into this RE ASA, they do so only as trustees or officers and not individually and that the obligations of this RE ASA are not binding upon any such trustee, officer, employee or shareholder individually, but are binding only upon the assets and property of said Fund. BNYM-AIS hereby agrees that such trustees, officers, employees or shareholders shall not be personally liable under this RE ASA.

18.	Liabilities of BNYM-AIS.

For the avoidance of doubt, BNYM-AIS’ shall not be liable to the Fund or any SPV for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with the FAA. Any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from or arising out of, or in connection with the FAA shall be solely recoverable pursuant to the terms of the FAA and not, for the avoidance of doubt, this RE ASA.

19.	Notices, Electronic Communications.

(a)    All notices required or permitted under this RE ASA in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Fund, at:

Clarion Partners

230 Park Avenue, Fl. 12

New York, NY 10169

Attn: Legal Department

With a copy to:

Gables Residential

3399 Peachtree Road, Suite 600

Atlanta, GA 30326

Attn: Chief Financial Officer

if to BNYM-AIS, at:

The Bank of New York Mellon

301 Bellevue Parkway

Wilmington, DE 19809

Attn: Legal Department

Facsimile: (302) 791-3388

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b)    The Fund authorizes BNYM-AIS to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from the Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from the Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, the Fund, its counsel, accountants, auditors, prime broker and other service providers and the Board by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. If BNYM-AIS or the Fund elects to transmit Instructions through an on-line communication system offered by BNYM-AIS, its use thereof shall be subject to the Electronic Access Terms and Conditions provided by BNYM-AIS to the Fund or the Fund’s agent. BNYM-AIS shall not be liable to the Fund or any other person for any loss or damage suffered as a result of the Fund’s use of email, facsimile or other electronic transmission to communicate with BNYM-AIS, or the use of email, facsimile or other electronic transmission by BNYM-AIS to transmit Confidential Information or communicate with the Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any Instructions are given, whether upon application of BNYM-AIS or otherwise, by means of email, facsimile or other electronic transmission, BNYM-AIS is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM-AIS may rely upon the clarification of anyone purporting to be such Authorized Person. If BNYM-AIS considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, the Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person.

20.	No Third Party Beneficiary.

The terms and provisions of this RE ASA shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this RE ASA as a third-party beneficiary or otherwise.

21.	Rules of Construction.

All articles or section titles or captions in this RE ASA shall be for convenience only, shall not be deemed part of this RE ASA and shall in no way define, limit, extend or describe the scope or intent of any provisions of this RE ASA. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this RE ASA. Whenever the context may require, any pronoun used in this RE ASA shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this RE ASA. Any reference in this RE ASA to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

22.	Counterparts.

This RE ASA may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

[Remainder of page intentionally left blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

EXHIBIT A

AUTHORIZED PERSONS

The following persons, whether or not an officer or employee of the Fund, are hereby designated Authorized Persons under the Real Estate Administrative Services Agreement dated as of                 , 2019 among the Fund and BNYM-AIS.

Name	Company	Signature	Phone No.

EXHIBIT B

DOCUMENTS

1.	The Fund’s Organizational Documents and all amendments thereto.

2.	Any investment advisory, custodian, prime brokerage or similar contract or agreement between the Fund and any other party.

3.	The Offering Materials.

EXHIBIT C

YARDI CLOUD SERVICES TERMS OF SERVICE ADDENDUM

1.1    The following definitions are incorporated into this Addendum:

1.1.1    “Addendum” means this Addendum attached to this RE ASA between The Bank of New York Mellon through its Alternative Investment Services group and Clarion Partners Real Estate Income Fund Inc.

1.1.2    “Business Purposes” means accessing the Yardi Cloud Services to use the Licensed Programs for Fund’s property management and accounting and related business purposes.

1.1.3    “Fund” means Clarion Partners Real Estate Income Fund Inc.

1.1.4    “Fund Designated User” means a Fund employee or a Fund third party property manager that is designated by the Fund to access and use Yardi Cloud Services for Business Purposes, and who is subject to the terms of this Addendum.

1.1.5    “Licensed Programs” means the proprietary application software for use by clients in the real property and asset management industry provided by Yardi, its affiliates and their respective licensors and made accessible as part of the Yardi Cloud Services.

1.1.6    “Yardi” means Yardi Systems, Inc., a California corporation.

1.1.7    “Yardi Cloud Services” means the hardware and software, including the Licensed Programs, installation and maintenance subscription services provided to BNYM under separate agreement from Yardi and made available through BNYM to Fund under this RE ASA.

1.2    Third Party Beneficiary. The parties agree that Yardi is an intended third party beneficiary of the terms of this Addendum and this RE ASA to the extent it relates to use of the Yardi Cloud Services. Such provisions are made expressly for the benefit of Yardi and are enforceable by both BNYM and Yardi.

1.3    Access to Yardi Cloud Services. During the term of this Addendum, Fund Designated Users may access and use the Yardi Cloud Services solely for Business Purposes. Fund and its Fund Designated Users may not allow or provide access to the Yardi Cloud Services to any third-parties for any purpose. This is not a sale of the Yardi Cloud Services or of access to the Yardi Cloud Services. Any use or attempted use of the Yardi Cloud Services other than as expressly permitted herein is a material breach of this Addendum. Fund may only exercise its right to access the Yardi Cloud Services through its Fund Designated Users. Fund’s right to access and use the Yardi Cloud Services and Licensed Programs is limited as provided elsewhere in this RE ASA, which may include, without limitation, a limit on the number of Fund Designated Users. Each Fund Designated User must have a unique user name and password (together, “Password”).

1.4    Fund Designated Users Compliance. Fund shall take commercially reasonable measures to ensure its Fund Designated Users compliance with the terms of this Addendum. Fund shall promptly report to BNYM any breach of this Addendum by a Fund Designated User, but in no event later than five calendar days after becoming aware of a breach.

1.5    Restrictions. Fund and its Fund Designated Users shall not: (a) copy or re-create the Licensed Programs or its objects without Yardi’s prior express written consent; (b) modify, translate, reverse engineer, decompile, disassemble, or attempt to derive or alter any source code of the Licensed Programs; (c) use the Yardi Cloud Services to provide service bureau, time sharing, or similar services to third parties, including any parent, subsidiary, or other affiliate of Fund unless such use by the parent, subsidiary, or other affiliate is explicitly permitted by BNYM and Yardi and such parent, subsidiary or other affiliate is bound by the terms of this Addendum; (d) distribute, sublicense, sell, assign, transfer, rent, lease, pledge, or encumber the Licensed Programs, or make any attempt to do so; (e) alter, remove, or hinder delivery of any copyright, disclaimer, or proprietary notice appearing in the Yardi Cloud Services; (f) take any action compromising the enjoyment and use of the Yardi Cloud Services by any other BNYM or Yardi customer; or (g) take any action compromising Yardi’s or BNYM’s rights in or to use of the Yardi Cloud Services. Fund may only use the Yardi Cloud Services for Business Purposes. Fund agrees that the Licensed Programs must remain at all times in the Yardi cloud, and may not be removed or copied to any other location at any time.

1.6    Compliance with Laws. Fund shall use the Yardi Cloud Services and the information contained therein and results derived therefrom, in compliance with applicable federal, state or provincial, and local laws, rules, and regulations.

1.7    No Competitive Products. Under no circumstances shall Fund use the Yardi Cloud Services or information contained therein or results derived therefrom, to develop a product(s) or service(s) in any format similar to, or which could be competitive with, the Licensed Programs or the Yardi Cloud Services.

1.8    Third Party Hardware and Software Requirements. Fund is solely responsible for purchasing, installing and maintaining, at Fund’s expense, any third party software and hardware necessary for Fund Designated Users to access and use the Licensed Programs and Yardi Cloud Services. Yardi shall not be liable for any such third party software or hardware, and the Fund acknowledges and agrees that any assistance provided by Yardi in connection with such third party software and hardware shall not alter the Fund’s responsibility or Yardi’s liability disclaimer under this section.

1.9    Password Assignment; Fund Obligations with Respect to Fund Designated Users. Fund will cooperate with BNYM to provide each Fund Designated User with a Password. Each Password shall be personal and unique to the applicable Fund Designated User, and may not be used by anyone other than such Fund Designated User. Each Password may only be used from 1 computer at any given time. Fund shall be responsible for maintaining Fund Designated User Password security. Fund shall inform each Fund Designated User of this Addendum’s Terms of Service and restrictions and shall enforce such restrictions. Fund agrees to notify BNYM if Fund becomes aware of any failure of a Fund Designated User to adhere to the terms and restrictions in this Addendum. Fund acknowledges that each time a Fund Designated User logs onto and accesses the Yardi Cloud Services to use the Licensed Programs, the Fund Designated User will be presented with a splash screen welcoming the Fund Designated User and requesting that the Fund Designated User enter his/her personal Password.

1.10    Support. Fund has the sole responsibility for ensuring that Fund Designated Users have sufficient training to use the Licensed Programs and Yardi Cloud Services in a reasonably competent manner before providing them with access to the Yardi Cloud Services. Yardi will not provide application support directly to Fund; rather all application support regarding any BNYM applications or services or the Yardi Cloud Services will be provided to Fund by BNYM. Fund acknowledges that software maintenance and upgrades for the Licensed Programs (e.g. updates, upgrades, error corrections, etc.) (“Maintenance and Upgrades”) will be provided by Yardi. Notwithstanding anything to the contrary in this RE ASA, in no event shall Fund contact Yardi for any application or other support and Fund shall only contact BNYM with any application support requests. If BNYM is unable to address a Fund issue, BNYM, and not Fund, may contact Yardi for second-level support. The Fund acknowledges and agrees that any BNYM support services provided elsewhere in this RE ASA do not include any Yardi services other than the provision of back-end Maintenance and Upgrades for the Licensed Programs (for the avoidance of any doubt, Yardi has no obligation under this RE ASA to provide any on-site installation, implementation, training, testing or data conversion services). The Licensed Programs and Yardi Cloud Services may periodically be updated by Yardi with tools, utilities, improvements, third party applications, or general updates to improve and enhance the features and performance of the Yardi Cloud Services. Fund agrees to receive these updates automatically as part of the Yardi Cloud Services. Fund’s application support and Maintenance and Upgrades records relating to Fund’s use of the Yardi Cloud Services will be available to BNYM’s and Yardi’s entire support services team(s) at all times. In addition, during the term of this Addendum, Fund Designated Users may access the Licensed Programs documentation and other content on Yardi’s the Fund Central website solely for Business Purposes and subject to the terms of use then presented on Client Central.

1.11    Effect of Termination. Upon expiration or termination of this Addendum for any reason, the right to use the Yardi Cloud Services granted hereunder terminates. Fund shall immediately cease all use of the Yardi Cloud Services; (b) take such steps as are necessary to prohibit further use of the Yardi Cloud Services; and (c) furnish a written description of the steps taken if so requested by Yardi or BNYM. the Fund acknowledges and understands that the Yardi Cloud Services are provided to BNYM under a separate license agreement from Yardi (“Yardi Agreement”) and immediately upon any termination or expiration of the Yardi Agreement this Addendum will immediately terminate. Fund agrees that the Yardi Agreement may be terminated, for any reason and by any party, without any Yardi liability or obligation to Fund, and any such termination shall not constitute a breach of this RE ASA, or this Addendum. Fund represents and warrants that by execution of this RE ASA, Fund hereby voluntarily waives any rights it may have acquired to access and use Yardi Cloud Services beyond the term of the Yardi Agreement.

1.12    Title. Fund agrees that all right, title, and interest in and to the Licensed Programs and Yardi Cloud Services and all information therein, including all copyrights and other intellectual property inherent therein or appurtenant thereto, are, and at all times shall remain, the sole and exclusive property of Yardi.

1.13    Disclosure. Fund shall treat the Licensed Programs and Yardi Cloud Services and all information and material disclosed to Fund about Yardi and the Licensed Programs and Yardi Cloud Services (“Yardi Confidential Information”) as confidential and shall not disclose any Yardi Confidential Information to any third party. Fund’s employees and Fund Designated Users may use Yardi Confidential Information only for the specific business purpose for which it was made available and not for any other purpose. Fund’s employees and Fund Designated Users may not use Yardi Confidential Information in any way that may compete with Yardi. Fund agrees that it will treat all Yardi Confidential Information with the same degree of care as Fund accords its own confidential information, but in no event less than reasonable care. Fund agrees that it shall disclose Yardi Confidential Information only to those of its employees who need to know such information, and Fund certifies that such employees have previously agreed, either as a condition to employment or in order to obtain Yardi Confidential Information, to be bound by terms and conditions applicable to Fund under this RE ASA. Fund. Fund shall immediately give notice to BNYM and Yardi of any unauthorized use or disclosure of Yardi’s Confidential Information.

1.14    No Other Rights. Rights not expressly granted to Fund herein are reserved to Yardi and/or BNYM as may be the case. Neither Fund nor Fund Designated Users have any implied rights in, or to use of, the Yardi Cloud Services; rather, all rights applicable to Fund and Fund Designated Users are expressly set forth in this Addendum.

1.15    Equitable Relief. Fund agrees that money damages would not be a sufficient remedy for any actual or threatened breach of the provisions of this Addendum by Fund or Fund Designated Users and that, in addition to all other remedies, Yardi is entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and Fund further agrees to waive, and to use its best efforts to cause its directors, officers, employees, and agents to waive, any requirement for the proving of actual money damages or securing or posting of any bond in connection with such remedy.

1.16    DISCLAIMER    OF    WARRANTIES. YARDI EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT DATA STORAGE OR TRANSMISSION WILL BE INACCESSIBLE TO UNAUTHORIZED THIRD PARTIES. THE ENTIRE RISK ASSOCIATED WITH THE USE OF THE LICENSED PROGRAMS AND YARDI CLOUD SERVICES RESIDES WITH FUND. THE LICENSED PRODUCTS AND YARDI CLOUD SERVICES ARE FURNISHED BY YARDI “AS IS” AND YARDI, ITS AFFILIATES, AND ITS LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSED PRODUCTS OR ANY YARDI CLOUD SERVICES HEREUNDER AND DISCLAIM ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY REPRESENTATIONS AND WARRANTIES (i) REGARDING COMPREHENSIVENESS, SUITABILITY, CURRENCY, AVAILABILITY, COMPATIBILITY, TITLE, AND NON-INFRINGEMENT OF THE LICENSED PRODUCTS (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM, OR USAGE OF TRADE) OR ANY WARRANTY THAT THE FUNCTIONALITY OR USE OF THE LICENSED PROGRAMS OR YARDI CLOUD SERVES SATISFIES GOVERNMENT REGULATIONS. NO YARDI OR BNYM EMPLOYEE, CONSULTANT, REPRESENTATIVE OR AGENT IS AUTHORIZED TO MAKE ANY STATEMENT THAT ADDS TO OR AMENDS THE WARRANTIES OR LIMITATIONS CONTAINED IN THIS ADDENDUM.

1.17    LIMITATION OF LIABILITY.    NOTWITHSTANDING ANYTHING IN THIS ADDENDUM TO THE CONTRARY, IN NO EVENT SHALL YARDI, ITS AFFILIATES OR THEIR LICENSORS, OR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, BE LIABLE TO CUSTOMER, FUND AUTHORIZED USERS, ITS OR THEIR AFFILIATES OR ANY THIRD PARTY WHOSE CLAIM IS RELATED TO THIS ADDENDUM OR USE OF THE LICENSED PRODUCTS AND YARDI CLOUD SERVICES, UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, FOR: (A) DAMAGES OF ANY KIND ARISING OUT OF THE USE OF, ACCESS TO, RELIANCE ON, INABILITY TO USE, OR IMPROPER USE OF THE LICENSED PRODUCTS OR YARDI CLOUD SERVICES, OR (B) FOR ANY CLAIMS, DAMAGES OR COSTS OF ANY NATURE IN AN AMOUNT EXCEEDING THE FEES ATTRIBUTABLE TO THE LICENSED PRODUCTS PAID BY FUND TO BNYM DURING THE TWELVE (12) MONTHS PRECEDING THE EARLIEST EVENT GIVING RISE TO SUCH SPECIFIC INSTANCE OF LIABILITY. IN NO EVENT WILL YARDI, ITS SUBSIDIARIES OR AFFILIATES, OR ANY OF ITS OR THEIR SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS BE LIABLE TO FUND, FUND AUTHORIZED USERS, ITS OR THEIR AFFILIATES OR ANY THIRD PARTY WHOSE CLAIM IS RELATED TO THIS ADDENDUM, UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, DATA, BUSINESS, OR GOODWILL), OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF OR RELATED TO THIS ADDENDUM, THE FURNISHING, PERFORMANCE OR USE OF THE LICENSED PROGRAMS OR YARDI CLOUD SERVICES, ANY TRANSACTIONS PERFORMED THROUGH THE YARDI CLOUD SERVICES, OR THE USE, OPERATION, ACCESS TO OR INABILITY TO ACCESS THE YARDI CLOUD

SERVICES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY AS WELL AS THE DISCLAIMERS SET FORTH HEREIN ARE INDEPENDENT OF ANY REMEDIES SET FORTH HEREIN AND WILL SURVIVE AND APPLY EVEN IF SUCH REMEDIES ARE FOUND TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. FUND ACKNOWLEDGES THAT THIS LIMITATION OF LIABILITY IS A MATERIAL PART OF THE CONSIDERATION PROVIDED BY FUND IN EXCHANGE FOR THE RIGHTS FUND HAS BEEN GRANTED HEREUNDER.

1.18    Fund Indemnification. Fund shall defend, indemnify and hold harmless Yardi and its licensors and affiliates and their respective officers, directors, employees, contractors and agents, from all claims, damages, liabilities, and expenses (including reasonable attorneys’ fees and court costs) arising out of, connected with, or resulting in any way from any third party action, claim, or any other assertion of a legal right (including by a government entity), even if the claim is groundless, fraudulent, or false, in connection with, resulting from, arising out of, or relating to, Fund’s or Fund Designated Users’ use of the Licensed Programs and Yardi Cloud Services. In the event of an action subject to indemnification hereunder, Fund shall provide written notice to Yardi in a timely manner after Fund receives actual notice of the existence of a claim. Fund shall have the right, at its expense, to employ counsel reasonably acceptable to Yardi to defend the claim, and to compromise, settle or otherwise dispose of the claim; provided, however, that no compromise or settlement of any claim admitting liability of or imposing duties or restrictions upon Yardi may be effected without the prior written consent of Yardi. Yardi will cooperate in such action by making available to Fund, at Fund’s expense, records reasonably necessary for the defense of the claim.

SCHEDULE I

REAL ESTATE ADMINISTRATION SERVICES FOR SPVS

All services are subject to the review and approval of the Fund or its designee.

(a)

establishing and maintaining, or assisting in the establishing and maintaining, accounts for the SPVs and receiving and disbursing as appropriate payment of fees and expenses on behalf of the SPVs, including disbursing on behalf of the SPVs such fees, administrative fees, advisory fees, costs, commissions and charges as the SPVs and all other costs and expenses incurred for the account of the SPVs as directed by the Fund;

(b)

preparing and maintaining all customary financial and accounting books and records in the appropriate form with respect to the SPVs and in sufficient detail to support the annual independent audit of the Fund’s financial condition;

(c)

liaising with the Fund’s independent public accountants in connection with the SPVs, as required, and taking all reasonable action in the performance of its duties under this RE ASA consistent with the scope of such duties to assure that the necessary information under this RE ASA is made available to such accountants for the expression of their opinion, as required by the Fund;

(d)	providing daily financial accounting data regarding the SPVs as directed by the Fund;

(e)	preparing monthly unaudited financial statements for the SPVs, as required;

(f)	recording transactions on the SPVs’ books and records, including market values of Real Estate Investments using sources or appraisals directed by the Fund;

(g)	calculating and accruing income and expenses; calculating realized and unrealized gains and losses; calculating net assets of the SPVs;

(h)	providing performance reporting as mutually agreed between the parties;

(i)	performing a monthly review of property accounting books, and review acquisition, disposition, and financing entries;

(j)	review of Joint Venture Partner waterfall calculations;

(k)	provide accounting data to the Fund’s tax accountants, as requested;

(l)	provide third party appraisers with monthly financial and budget information necessary to report daily values; and

(m)	review and ensure budget data is properly maintained in the accounting system.